NEWS RELEASE

8x8 Enters into Agreements for $14.5 Million Sale of Common Stock

SANTA CLARA, Calif., March 4, 2005 — 8x8, Inc. (Nasdaq: EGHT) today announced that it has agreed to sell 6,897,618 shares of common stock to institutional investors at a purchase price of $2.10 per share for aggregate proceeds of approximately $14.5 million before placement fees and other offering expenses. The transaction is expected to close and fund on or about Tuesday, March 8, 2005. The net proceeds of approximately $13.5 million from the offering will be used to provide additional working capital and for general corporate purposes.

A.G. Edwards and Griffin Securities acted as placement agents for the offering. The shares in this offering are being issued under a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About 8x8, Inc.

VoIP (voice over internet protocol) service provider 8x8, Inc. offers internet-based telephony solutions (www.packet8.net) for individual residential and business users as well as small to medium sized business organizations. In addition to regular Packet8 VoIP service plans, priced as low as $19.95 per month for unlimited anytime calling to the U.S. and Canada, 8x8 now offers the Packet8 DV 326 VideoPhone, the industry's first stand alone broadband consumer videophone. Packet8 Virtual Office, 8x8's VoIP system for small to medium sized businesses, is a hosted PBX solution comprised of powerful business class features. For additional company information, visit 8x8's web site at www.8x8.com.

Forward Looking Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements relating to the receipt of funding from the investors and the use of the net proceeds from the offering. Investors are cautioned that these statements involve risks and uncertainties, and actual results could be materially different from those discussed in this news release. These risks include the risk that the funding is not received from the investors in a timely manner or at all. Further information on factors that could affect the actual results of 8x8, Inc. are included in 8x8, Inc.'s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004, which is on file with the Securities and Exchange Commission. 8x8 does not assume any obligation to revise or update any forward-looking statements contained in this press release that become untrue because of subsequent events.

For additional company information, visit 8x8's web site at www.8x8.com.

NOTE: 8x8, the 8x8 logo, Packet8, the Packet8 logo and Packet8 Virtual Office are trademarks of 8x8, Inc.

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MEDIA RELATIONS CONTACT:
Joan Citelli
JCitelli@8x8.com
(408) 687-4320